UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    July 18, 2012

Westgate Acquisitions Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53084	87-0639379
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109
(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 322-3401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

FORM 8-K

Section 1  –  Registrant’s Business and Operations

Item  1.01   Entry into a Material Definitive Agreement.

On July 18, 2012, Westgate Acquisitions Corporation (“Westgate”) entered into an acquisition agreement with Blue Cap Development Corp., a private Nevada corporation (“Blue Cap”), whereby Westgate will acquire certain mining and/or mineral claims and/or leases located in Sections 15, 16, 21, 22, T 8 S, R 15 E, New Mexico Principal Meridian, Soccoro County, New Mexico (the “Claims”).  The agreement is subject to completion of due diligence and certain other usual conditions, including completion of appropriate documents to finalize the transfer of the Claims.  We anticipate that the acquisition will be completed within the next 30 days.

In anticipation of the acquisition agreement, Westgate’s Board of Directors unanimously approved on July 13, 2012 a forward split of its 1.5 million issued and outstanding shares of common stock on a twenty (20) shares for one (1) share basis.  Contemporaneous with the forward stock split, three principal stockholders, Edward F. Cowle, H. Deworth Williams and Geoff Jones, agreed to contribute back to Westgate for cancellation an aggregate of 1,250,000 pre-split shares of common stock. The forward stock split and share cancellation was effected on July 18, 2012, which resulted in Westgate currently having issued and outstanding 5.0 million shares of common stock.

Pursuant to the terms of the acquisition agreement, in exchange for Blue Cap assigning the Claims to Westgate, Westgate will issue to Blue Cap 1.0 million unregistered shares of Westgate’s authorized, but previously unissued common stock.  The amount of shares to be issued was negotiated between the parties and the 1.0 million shares will represent approximately 16.67% of Westgate’s 6.0 million total outstanding shares immediately following the transaction.

Two principals of Blue Cap, Edward F. Cowle and H. Deworth Williams, are principal stockholders of Westgate, owning approximately 59% of Westgate’s common stock prior to the acquisition agreement and transactions contemplated thereby.  Because of the related nature of the parties to the transaction, Westgate endeavored to conduct an independent investigation of Blue Cap and the Claims and research the merits and value of acquiring the Claims.

Westgate’s President, Geoff Williams, oversaw the investigation and consulted with outside advisors.  The company researched information and documents related to the Blue Cap Claims and consulted with other persons familiar with the properties and the industry.  Following the review of all available information, we determined that the acquisition of the Claims presents a unique opportunity for the company.  We also believe that the acquisition can be accomplished for a fair, negotiated consideration and the acquisition would be in the best interest of our stockholders.

Business of Westgate Acquisitions Corporation

Westgate was organized on September 8, 1999 in the State of Nevada and is engaged in the business of investigating prospective business opportunities with the intent to acquire or merge with one or more businesses. Management has broad discretion in its search for and negotiations with any potential business or business opportunity.  In certain instances, a target company may desire to become our subsidiary or contribute assets rather than merge.  No assurance can be given that we will be successful in locating or negotiating with any target company or completing any merger or acquisition.

Following the closing of the acquisition agreement and completion of the acquisition of Claims from Blue Cap, Westgate intends to develop a plan to commence an exploration program for the possibility of deposits of rare earth elements on the Claims.  Rare earth elements are essential for a diverse and expanding array of high-technology applications and for many current and emerging alternative energy technologies, such as electric vehicles, energy-efficient lighting, and wind power.  Examples of products that use rare earth elements are computer hard drives, smart phones, TV screens and wind turbines.  Rare earth elements are also critical for a number of key defense systems such as lasers, radar, missile-guidance systems and other electronics. Management anticipates that the company will need to secure adequate funding to develop and implement an exploration program. There can be no assurance that we will be able to secure the necessary funding to fulfill our goals, or that any future funding will be available on terms favorable to the company, or at all.

Item 3.02  Unregistered Sales of Equity Securities.

At the closing of the Claims acquisition, Westgate will issue 1.0 million post-split, unregistered shares of its authorized, but previously unissued shares of common stock, to Blue Cap and/or assigns in exchange for the Claims.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.                           Description

10.1	Assignment Agreement with Blue Cap Development Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westgate Acquisitions Corporation

Date: July 23, 2012	By: S/ Geoff Williams
President